SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2005

MCI, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-10415	20-0533283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22001 Loudoun County Parkway,	20147
Ashburn, Virginia
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 886-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of MCI, Inc. (the “Company”) approved the payment of incentive awards to the Company’s named executive officers, other than the Chief Executive Officer, in respect of the second half of 2005. As previously disclosed, incentive awards were made pursuant to the terms of the Company’s Corporate Variable Pay Plan based on a “balanced scorecard” of individual performance relating to pre-identified Key Result Areas and the Company’s EBITDA. Based on the foregoing, and using third-quarter performance as the measure for second-half 2005 performance in light of the Company’s pending acquisition by Verizon Communications Inc., the Compensation Committee approved payment at target levels. The following table sets forth the incentive awards made to the Company’s named executive officers, other than the Chief Executive Officer, in respect of the second half of 2005:

Name	Title	Incentive Award
Robert T. Blakely	Executive Vice President and Chief Financial Officer	$297,500
Jonathan C. Crane	Executive Vice President of Strategy and Corporate Development	$287,500
Wayne E. Huyard	President, U.S. Sales and Service	$437,500
Anastasia D. Kelly	Executive Vice President and General Counsel	$276,250

Payments will be made on or about December 16, 2005.

On December 9, 2005, the Board approved the incentive award for Michael D. Capellas, the Company’s Chief Executive Officer, in respect of the fiscal year 2005 performance period. In determining the incentive award for 2005, the Board reviewed Mr. Capellas’ outstanding accomplishments during 2005, including the Company’s performance with respect to its financial and operational goals for 2005, the negotiation of the merger agreement with Verizon Communications Inc. and securing the shareholder and regulatory approvals of such merger agreement, retention of all key operating executives during the merger period, introduction of new products, and improvements in customer service. The amount of the incentive award approved for Mr. Capellas was $2,250,000, and the payment will be made on or about December 16, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCI, INC.
(Registrant)

Dated: December 14, 2005	By:	/s/ Robert T. Blakely

		Name:	Robert T. Blakely
		Title:	Executive Vice President and Chief Financial Officer